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                      September 25, 2020

       Michael Kidd
       Chief Financial Officer
       C21 Investments Inc.
       885 West Georgia Street, 19th Floor
       Vancouver, British Columbia V6E 3H4
       Canada

                                                        Re: C21 Investments
Inc.
                                                            Form 20-F for the
Fiscal Year Ended January 31, 2020
                                                            Filed July 14, 2020
                                                            File No. 000-55982

       Dear Mr. Kidd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction